Exhibit 10.11

QUICKSILVER RESOURCES INC.

Description of Non-Employee Director Compensation

Beginning in 2009, each non-employee director of Quicksilver Resources Inc. receives an annual fee of $205,000. Each non-employee director is paid $49,500 of the annual fee in restricted stock under the Quicksilver Resources Inc. Second Amended and Restated 2006 Equity Plan (the “Plan”) and $49,500 of the annual fee in options to purchase common stock under the Plan. Each non-employee director is paid the remaining $106,000 of the annual fee in cash, unless the non-employee director makes an appropriate election under the Plan to receive some or all of the remaining $106,000 of the annual fee in restricted stock or options to purchase common stock.